Exhibit 4.1

GLOBAL SECURITY

UNIVERSAL HEALTH SERVICES, INC.

7.125% NOTES DUE 2016

Principal Amount: $250,000,000	CUSIP No. 913903AN0

No. R-1

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to Issuer or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

UNIVERSAL HEALTH SERVICES, INC., a Delaware corporation (the “Issuer”), for value received, hereby promises to pay to Cede & Co. or registered assigns, at the agency of the Issuer in the City of New York, New York, the principal sum of TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000) on June 30, 2016, in immediately available funds in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, semiannually on June 30 and December 30 of each year (each, an “Interest Payment Date”), commencing December 30, 2006, on said principal sum at said office or agency, in like coin or currency, at the rate per annum specified in the title of this Security, from the most recent Interest Payment Date to which interest has been paid or, if no interest has been paid, from June 30, 2006, until payment of said principal sum has been made or duly provided for; provided, that payment of interest may be made at the option of the Issuer by check mailed to the address of the person entitled thereto as such address shall appear on the Security register. The amount of interest payable on any Interest Payment Date shall be computed on the basis of a 360-day year of twelve 30-day months. Each payment of interest in respect of an Interest Payment Date shall include interest accrued through the day prior to such Interest Payment Date. The interest so payable on any Interest Payment Date will, subject to certain exceptions provided in the Indenture referred to on the reverse hereof, be paid to the person in whose name this Security is registered at the close of business on the June 15 or December 15, as the case may be, which shall be a Business Day (as defined in the Indenture) next preceding such Interest Payment Date.

Reference is made to the further provisions of this Security set forth on the reverse hereof Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Security shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to on the reverse hereof.

2

IN WITNESS WHEREOF, Universal Health Services, Inc. has caused this instrument to be signed [by facsimile] by its duly authorized officers and has caused [a facsimile of] its corporate seal to be affixed hereunto or imprinted hereon.

UNIVERSAL HEALTH SERVICES, INC.
[SEAL]

By:

By:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities described in the within-mentioned Indenture.

Dated: June 30, 2006	J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION (AS SUCCESSOR TO BANK ONE TRUST COMPANY, N.A.), as Trustee,

By:
Authorized Signatory

[REVERSE OF SECURITY]

UNIVERSAL HEALTH SERVICES, INC.

7.125% NOTES DUE 2016

This Security is one of a duly authorized issue of unsecured debentures, notes or other evidence of indebtedness of the Issuer (hereinafter called the “Securities”) of the series hereinafter specified, all issued or to be issued under and pursuant to an indenture dated as of January 20, 2000, as amended by a supplemental indenture dated as of June 20, 2006 (herein called the “Indenture”), duly executed and delivered by the Issuer to J.P. Morgan Trust Company, National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Issuer and the Holders (as defined in the Indenture). The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any), may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as in the Indenture provided.

The Securities may be redeemed, in whole at any time or in part from time to time, at the Issuer’s option, at a redemption price equal to accrued and unpaid interest on the principal amount being redeemed to the redemption date plus the greater of:

•	100% of the principal amount of the Securities to be redeemed, and

•	the sum of the present values of the remaining scheduled payments of principal and interest on the Securities to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus basis points.

“Adjusted Treasury Rate” means, with respect to any date of redemption, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Securities to be redeemed that would be used, at the time of selection and under customary financial practice, in pricing new issues of corporate debt Securities of comparable maturity to the remaining term of the Securities.

“Comparable Treasury Price” means, with respect to any date of redemption, the average of the Reference Treasury Dealer Quotations for the date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations, or if the trustee is provided fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations.

“Quotation Agent” means Banc of America Securities LLC or another Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means each of Banc of America Securities LLC and J.P. Morgan Securities Inc. and their respective successors and any other primary treasury dealer the Issuer selects. If any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City, the Issuer must substitute another primary treasury dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us and the trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day before the date of redemption.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each Holder of the Securities to be redeemed. Unless the Issuer defaults in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Securities or portions of the Securities called for redemption.

If a Change of Control Repurchase Event (defined below) occurs, unless the Issuer has exercised its right to redeem the Securities as described above, the Issuer will make an offer to each Holder of Securities to repurchase all or any part (in multiples of $1,000 principal amount) of that Holder’s Securities at a repurchase price in cash equal to 101% of the aggregate principal amount of Securities repurchased plus any accrued and unpaid interest on the Securities repurchased to the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at the Issuer’s option, prior to any Change of Control (defined below), but after the public announcement of the Change of Control, the Issuer will mail a notice to each Holder describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Securities on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

The Issuer will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the Securities as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Securities, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Securities by virtue of such conflict.

On the Change of Control Repurchase Event payment date, the Issuer will, to the extent lawful:

(1) accept for payment all Securities or portions of Securities properly tendered pursuant to the Issuer’s offer;

(2) deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Securities or portions of Securities properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Securities properly accepted, together with an officers’ certificate stating the aggregate principal amount of Securities being purchased by the Issuer.

The paying agent will promptly pay, from funds deposited by the Issuer for such purpose, to each Holder of Securities properly tendered the purchase price for the Securities, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Security equal in principal amount to any unpurchased portion of any Securities surrendered.

The Issuer will not be required to make an offer to repurchase the Securities upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Issuer and such third party purchases all Securities properly tendered and not withdrawn under its offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the Issuer’s properties or assets and those of the Issuer’s subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder to require us to repurchase Securities as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the Issuer’s assets and the assets of the Issuer’s subsidiaries taken as a whole to another person or group may be uncertain.

For purposes of the Securities:

“Below Investment Grade Rating Event” means the Securities are rated below Investment Grade by both Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Securities is under publicly announced consideration for possible downgrade by either of the Rating Agencies).

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Issuer’s properties or assets and those of the Issuer’s subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Issuer or one of the Issuer’s wholly owned subsidiaries;

(2) the adoption of a plan relating to the Issuer’s liquidation or dissolution;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Issuer, one of the Issuer’s wholly owned subsidiaries or any person who holds more than 50% of the Issuer’s Voting Stock as of the date of the final prospectus supplement for the Securities or any member of his, her or its immediate family (as that term is defined in Rule 16a-1(e) of the Exchange Act) (provided that this exception does not include any transaction in which public stockholders cease to own Voting Stock entitling public stockholders to elect the same percentage of the members of the Issuer’s board of directors as public stockholders are entitled to elect on the date of the final prospectus supplement for the Securities), becomes the beneficial owner, directly or indirectly, of more than 50% of the Issuer’s Voting Stock, measured by voting power rather than number of shares; or

(4) the first day on which a majority of the members of the Issuer’s board of directors are not Continuing Directors.

Notwithstanding the foregoing, a transaction effected to create a holding company for the Issuer will not be deemed to involve a Change of Control if (1) pursuant to such transaction the Issuer becomes a wholly owned subsidiary of such holding company and (2) the Holders of the Voting Stock of such holding company immediately following such transaction are the same as the Holders of the Issuer’s Voting Stock immediately prior to such transaction.

“Change of Control Repurchase Event” means the occurrence of a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Issuer’s board of directors who:

(1) was a member of such board of directors on the first date that any of the Securities were issued; or

(2) was nominated for election or elected to the Issuer’s board of directors with the approval of a majority of the Continuing Directors who were members of the Issuer’s board of directors at the time of such nomination or election.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB-or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the Securities for reasons outside of the Issuer’s control, the equivalent investment grade credit rating from any Rating Agency selected by the Issuer as a replacement Rating Agency).

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agency” means:

(1) each of Moody’s and S&P; and

(2) if either of Moody’s or S&P ceases to rate the Securities or fails to make a rating of the Securities publicly available for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer as a replacement agency for Moody’s or S&P, or both, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Voting Stock” as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

In the case that one or more specified Events of Default (as specified in the Indenture) with respect to the Securities shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture contains provisions permitting the Issuer and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding (as defined in the Indenture) of all series to be affected (voting as one class), evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the Securities of each such series; provided, however, that no such supplemental indenture shall (i) change the final maturity of any Security, or reduce the principal amount thereof or any premium thereon, or reduce the rate or extend the time of payment of any interest thereon, or reduce any amount payable on redemption thereof or reduce the amount of the principal of an Original Issue Discount Security (as defined in the Indenture) payable upon acceleration thereof or the amount thereof provable in bankruptcy, or impair or affect the rights of any Holder to institute suit for the payment thereof, or, if the Securities provide therefor, any right of repayment at the option of the Holder, without the consent of the Holder of each Security so affected, or (ii) reduce the aforesaid percentage of Securities, the Holders of which are required to consent to any such supplemental indenture, without the consent of the Holder of each Security affected.

It is also provided in the Indenture that, if, at any time after the principal of the Securities of this series (or of all the Securities, as the case may be) shall have been so declared due and payable, and before any judgment or decree for the payment of the moneys due shall have been obtained or entered as provided in the Indenture, the Issuer shall pay or shall deposit with the Trustee a sum sufficient to pay all matured installments of interest upon all the Securities of this series (or of all the Securities, as the case may be) and the principal of any and all Securities of this series (or of all the Securities, as the case may be) which shall have become due otherwise than by acceleration (with interest upon such principal and, to the extent that payment of such interest is enforceable under applicable law, on overdue installments of interest, at the same rate as the rate of interest specified herein to the date of such payment or deposit) and such amount as shall be sufficient to cover reasonable compensation to the Trustee, its agents, attorneys and counsel, and all other expenses and liabilities incurred, and all advances made, by the Trustee except as a result of negligence or bad faith, and if any and all Events of Default under the Indenture, other than the non-payment of the principal of Securities which shall have become due by acceleration, shall have been cured, waived or otherwise remedied as provided in the Indenture— then and in every such case the Holders of a majority in aggregate principal amount of all the Securities of this series (or of all the Securities, as the case may be, voting as a single class) then Outstanding, by written notice to the Issuer and to the Trustee, may waive all defaults with respect to such series (or with respect to all the Securities, as the case may be) and rescind and annul such declaration and its consequences, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or shall impair any right consequent thereon. Any such consent or waiver by the Holder of this Security (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Security and any Securities which may be issued in exchange or substitution herefor, irrespective of whether or not any notation thereof is made upon this Security or such other Securities.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security in the manner, at the respective times, at the rate and in the coin or currency herein prescribed.

The Securities are issuable only in registered form, without coupons, in denominations of $1,000 and any integral multiple thereof, and in book-entry form. The Securities may be represented by one or more Global Securities (each, a “Global Security”) deposited with the Depositary and registered in the name of the nominee of the Depositary, with certain limited exceptions. So long as the Depositary or any successor Depositary or its nominee is the registered Holder of a Global Security, such successor Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Securities represented by such Global Security for all purposes under the Indenture and the Securities. Beneficial interest in the Securities will be evidenced only by, and transfer thereof will be effected only through, records maintained by the Depositary and its participants. Except as provided below, an owner of a beneficial interest in a Global Security will not be entitled to have Securities represented by such Global Security registered in such owner’s name, will not receive or be entitled to receive physical delivery of the Securities in certificated form and will not be considered the owner or Holder thereof under the Indenture.

No Global Security may be transferred except as a whole by such Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary for such series or a nominee of such successor Depositary. Global Securities are exchangeable for certificated Securities only if (x) the Depositary notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Securities or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act and the Issuer fails within 90 days thereafter to appoint a successor Depositary, (y) the Issuer in its sole discretion determines that such Global Securities shall be so exchangeable or (z) there shall have occurred and be continuing an Event of Default or an event which with the giving of notice or lapse of time or both would constitute an Event of Default with respect to the Securities represented by such Global Securities and the beneficial owners representing a majority in principal amount of the applicable series of Securities represented by one or more Global Securities advise the Depositary to cease acting as depositary for such Global

Securities. In such event, the Issuer will issue Securities in certificated form in exchange for such Global Securities. In any such instance, an owner of a beneficial interest in the Global Securities will be entitled to physical delivery in certificated form of Securities equal in principal amount to such beneficial interest and to have such Securities registered in its name. Securities so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof, and will be issued in registered form only, without coupons.

The Issuer, the Trustee and any authorized agent of the Issuer or the Trustee may deem and treat the registered Holder hereof as the absolute owner of this Security (whether or not this Security shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment of, or on account of, the principal hereof and premium, if any, and subject to the provisions on the face hereof, interest hereon, and for all other purposes, and neither the Issuer nor the Trustee nor any authorized agent of the Issuer or the Trustee shall be affected by any notice to the contrary.

No recourse under or upon any obligation, covenant or agreement of the Issuer in the Indenture or any indenture supplemental thereto or in any Security, or because of the creation of any indebtedness represented thereby, shall be had against incorporator, stockholder, officer or director, as such, of the Issuer or of any successor corporation, either directly or through the Issuer or any successor corporation, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.

The acceptance of this Security shall be deemed to constitute the consent and agreement of the Holder hereof to all of the terms and provisions of the Indenture. Terms used herein which are defined in the Indenture shall have the respective meanings assigned thereto in the Indentures.

THE INDENTURE AND THE SECURITIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.